Exhibit 99.1

Gordmans Stores, Inc. Announces First Quarter 2016 Results

First Quarter Diluted Loss per Share of ($0.08), In-line with Guidance;

One New Store Opened in the First Quarter

Omaha, Nebraska (May 20, 2016) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its first quarter (thirteen weeks) ended April 30, 2016.

First Quarter Review

•	Comparable store sales decreased 5.0%.

•	Inventory was down 2.9% while operating four additional stores at quarter-end.

•	Diluted loss per share was ($0.08).

“We experienced challenging store traffic consistent with general retail trends during the week leading up to Easter through the end of the first quarter. Despite the pressure on sales, we were able to deliver a loss per share in-line with our guidance range due to proactive management of expenses. While we are disappointed in our overall first quarter performance, we believe we are making the right decisions to protect the bottom line in the face of current headwinds while positioning the company for longer term profitability,” said Andy Hall, President and Chief Executive Officer.

“During the first quarter we commenced a comprehensive expense review with the assistance of a retail industry leading consulting firm,” continued Hall. “We have identified significant potential cost saving opportunities throughout the organization. We will begin implementing these initiatives in the second quarter and expect to start realizing savings in the fall season. In addition to our expense review, we are focusing on merchandising improvements, driving guest traffic and eCommerce strategies.”

First Quarter Financial Results

Net sales for the first quarter ended April 30, 2016 decreased 2.6% to $142.2 million from $145.9 million for the first quarter ended May 2, 2015. Comparable store sales on an owned and licensed basis decreased 5.2% while comparable store sales on an owned basis decreased 5.0%.

Gross profit decreased to $62.0 million, or 43.6% of net sales, from $65.0 million, or 44.5% of net sales, in the first quarter of fiscal 2015. The 90 basis point reduction in gross margin was primarily due to higher markdowns during the first quarter of fiscal 2016 compared with the same period last year to better align our inventory to the current sales environment.

Selling, general and administrative (SG&A) expenses were $63.9 million, or 44.9% of net sales, compared to $63.3 million, or 43.4% of net sales, in the first quarter of fiscal 2015. As a percent of net sales, SG&A increased 150 basis points due to expenses related to the addition of eCommerce which was launched in mid-2015, an increase in professional fees primarily due to the Company’s engagement of an outside party to assist in identifying expense savings opportunities and increased depreciation expense, partially offset by decreases in distribution and corporate expense, as well as store payroll.

The net loss for the first quarter 2016 was $1.6 million, or ($0.08) per diluted share, compared to net income of $0.4 million, or $0.02 per diluted share, in the first quarter of fiscal 2015.

New Stores

The Company opened one new store in Omaha, Nebraska during the first quarter of 2016. The Company plans to open four additional new stores in 2016, including one in the second quarter. The Company also plans to close one store during the second quarter.

Second Quarter Outlook

For the second quarter of fiscal year 2016, the Company expects net sales to be between $139 and $142 million, which reflects a mid-single digit decrease in comparable store sales. The Company expects gross profit margin to be lower than last year due to an increase in markdowns as it continues to manage inventory. Selling, general and administrative expenses are expected to increase in the second quarter primarily due to additional professional fees related to the expense savings review and higher eCommerce and depreciation expense. The Company projects a diluted loss per share in the range of ($0.25) to ($0.29) for the second quarter. The weighted average diluted share count is expected to be approximately 19.5 million.

Conference Call Information

A conference call to discuss first quarter financial results is scheduled for today, May 20, 2016 at 11:00 a.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) is an everyday value priced department store featuring a large selection of name brands and the latest fashions and styles at up to 60 percent off department and specialty store prices. The wide range of merchandise includes apparel and footwear for men, women and children, as well as accessories, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans guests can shop in any of our 103 stores in 22 states or at gordmans.com. For more information about Gordmans, please visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income <loss>, comparable store sales, diluted earnings <loss> per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent and (7) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

	13 Weeks Ended April 30, 2016 (Unaudited)	13 Weeks Ended May 2, 2015 (Unaudited)
Net sales	$142,180	$145,940
License fees from leased departments	2,228	2,433
Cost of sales	(82,392)	(83,405)

Gross profit	62,016	64,968
Selling, general and administrative expenses	(63,887)	(63,318)

Income / (loss) from operations	(1,871)	1,650
Interest expense, net	(785)	(1,036)

Income / (loss) before taxes	(2,656)	614
Income tax (expense) / benefit	1,036	(240)

Net income / (loss)	$(1,620)	$374

Basic earnings / (loss) per share	$(0.08)	$0.02
Diluted earnings / (loss) per share	$(0.08)	$0.02
Basic weighted average shares outstanding	19,429	19,368
Diluted weighted average shares outstanding	19,429	19,528
Ratios as a percent of sales:
Gross profit	43.6%	44.5%
Selling, general and administrative expenses	44.9%	43.4%
Income / (loss) from operations	(1.3%)	1.1%
Effective tax rate	39.0%	39.1%
Net income / (loss)	(1.1%)	0.3%

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	April 30, 2016 (Unaudited)	January 30, 2016	May 2, 2015 (Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,517	$6,969	$8,691
Accounts receivable	3,972	3,896	4,144
Landlord receivable	3,521	3,805	4,490
Income taxes receivable	3,079	2,746	8,323
Merchandise inventories	102,736	106,566	105,789
Deferred income taxes	5,077	5,077	2,896
Prepaid expenses and other current assets	9,955	8,096	9,725

Total current assets	136,857	137,155	144,058
PROPERTY AND EQUIPMENT, net	89,484	86,375	89,124
INTANGIBLE ASSETS, net	1,820	1,820	1,820
OTHER ASSETS, net	3,845	3,822	3,614

TOTAL ASSETS	$232,006	$229,172	$238,616

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$64,664	$66,393	$76,856
Accrued expenses	27,997	30,151	30,552
Current portion of long-term debt, net	26,641	18,390	14,991

Total current liabilities	119,302	114,934	122,399

NONCURRENT LIABILITIES:
Long-term debt, less current portion, net	26,909	27,345	26,573
Deferred rent	34,703	33,522	34,609
Deferred income taxes	17,490	18,130	15,636
Other liabilities	322	347	262

Total noncurrent liabilities	79,424	79,344	77,080

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—
Common stock	20	20	20
Additional paid-in capital	54,563	54,601	54,146
Accumulated deficit	(21,303)	(19,727)	(15,029)

Total stockholders’ equity	33,280	34,894	39,137

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$232,006	$229,172	$238,616

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	13 Weeks Ended April 30, 2016 (Unaudited)	13 Weeks Ended May 2, 2015 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$(1,620)	$374
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation and amortization expense	4,420	4,016
Amortization of deferred financing fees	67	199
Loss on retirement / sale of property and equipment	—	23
Deferred income taxes	(640)	—
Share-based compensation expense, net of forfeitures	74	256
Deferred tax asset shortfall related to share-based compensation expense	(112)	—
Net changes in operating assets and liabilities:
Accounts, landlord and income taxes receivable	(125)	(2,943)
Merchandise inventories	3,830	(11,319)
Prepaid expenses and other current assets	(1,859)	(1,190)
Other assets	(23)	116
Accounts payable	(1,729)	12,507
Deferred rent	1,181	(772)
Accrued expenses and other liabilities	(1,533)	(743)

Net cash provided by operating activities	1,931	524

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(8,920)	(2,543)
Proceeds from sale-leaseback transactions	789	804

Net cash used in investing activities	(8,131)	(1,739)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit	59,900	52,600
Repayments on revolving line of credit	(51,690)	(49,801)
Payment of long-term debt	(462)	(321)
Payment of debt issue costs	—	(225)
Proceeds from the exercise of stock options	—	19

Net cash provided by financing activities	7,748	2,272

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,548	1,057
CASH AND CASH EQUIVALENTS, Beginning of period	6,969	7,634

CASH AND CASH EQUIVALENTS, End of period	$8,517	$8,691

Company Contact:	Investor Relations:
James Brown	ICR, Inc.
Chief Financial Officer	Brendon Frey
(402) 691-4126	(203) 682-8200